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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                                February 7, 2002




Advanced Energy Industries, Inc.,
         1625 Sharp Point Drive,
                  Fort Collins, Colorado 80525.


Ladies and Gentlemen:

                  As special tax counsel to Advanced Energy Industries, Inc. (the "Company") in connection with the registration of $125,000,000 of the Company's 5.00% Convertible Subordinated Notes due September 1, 2006 and Shares of Common Stock Issuable Upon Conversion of the Notes pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading "Certain United States Federal Income Tax Consequences" therein is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                       Very truly yours,

                                       /s/ Sullivan & Cromwell